SUB-ITEM 77H:  Changes in control of registrant


Federated High Yield Trust
(Registrant)




As of August 31, 2017, Charles Schwab & CO INC has attained control of the Registrant by acquiring
25.62%* of the voting securities of the Registrant.


* Must be greater than 25%.